EX-35 (g)


[LOGO] WELLS FARGO


Commercial Mortgage Servicing
MAC A0357-030
P.O. Box 4036, Concord Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800-986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

RE: Morgan Stanley Capital I, Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-TOP21


In accordance with Section 13.11 of the Pooling and Servicing Agreement, (the "Agreement") dated January 1, 2006 executed by and between Morgan Stanley Capital I, Inc., (as "Depositor"), Wells Fargo Bank, National Association, (as "Master Servicer"), ARCap Servicing, Inc., (as "Special Servicer"), LaSalle Bank National Association, (as "Trustee"), Wells Fargo Bank, National Association, (as "Paying Agent" and "Certificate Registrar"), as authorized officer of the Master Servicer, Wells Fargo Bank, National Association, I certify that (A) a review of the activities of the Master Servicer during the preceding calendar year or portion thereof and of the performance of the Master Servicer under this Agreement has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, the Master Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or portion thereof.



Wells Fargo Bank, National Association
"Master Servicer"



/s/ Kathryn O'Neal
Kathryn O'Neal
Head of Commercial Mortgage Servicing
Wells Fargo Bank, National Association